Exhibit 99.1

Nationstar Reports First Quarter 2017 Financial Results

  Quarterly GAAP net income of $2 million, $0.02 per diluted share and adjusted EPS of $0.30
  Adjusted servicing profitability of 5.6 basis points (bps)
  Over $155 billion UPB expected to board through remaining 2017
  Servicing GAAP pretax income of $26 million, adjusted pretax income of $65 million
  Originations GAAP pretax income of $25 million, adjusted pretax income of $27 million
  Xome GAAP pretax income of $13 million

DALLAS--(BUSINESS WIRE)--May 4, 2017--Nationstar Mortgage Holdings Inc. (NYSE: NSM) today reported first quarter 2017 GAAP net income attributable to Nationstar of $2 million, or $0.02 per diluted share. On an adjusted basis, the Company reported earnings for the first quarter of $29 million, or $0.30 per share.

"In the quarter, Servicing delivered solid operational results with 5.6 basis points in profitability,” said Jay Bray, Chairman and Chief Executive Officer. "For the third year in a row, our Servicing operations achieved Fannie Mae’s highest level of recognition for performance, which reflects the dedication of our team members in providing the best possible home loan experience to all of our nearly 3 million customers. In addition, we right-sized the Originations segment to operate efficiently in the current interest rate environment and made significant progress with Xome that we expect will drive enhanced earnings as we enter the second quarter. Looking forward, we believe we have significant growth prospects across all three segments and we continue to evaluate additional ways to increase shareholder value under our new Mr. Cooper brand.”

Servicing Segment

The Servicing segment achieved $26 million GAAP pretax income or $65 million adjusted pretax income (5.6 bps) during the first quarter while boarding $18 billion UPB. Nationstar’s servicing portfolio, as measured by UPB, ended the first quarter relatively stable at approximately $470 billion.

	Quarter Ended
($ in millions)	Q4'16		Q1'17
	$	BPS	$	BPS
Operational	$317	27.3	$299	25.4
Amortization	(79)	(6.8)	(61)	(5.2)
Mark-to-market	290	25.0	(38)	(3.2)
Total revenue	528	45.5	200	17.0
Expenses	(156)	(13.4)	(158)	(13.4)
Total other income (expenses), net	(24)	(2.1)	(16)	(1.4)
Income before taxes (GAAP)	348	30.0	26	2.2
Mark-to-market	(290)	(25.0)	38	3.2
Non-recurring	—	—	2	0.2
Adjusted pretax income	$58	5.0	$65	5.6

Adjusted pretax income margin	11%		33%

	Quarter Ended
	Q4'16	Q1'17
Ending UPB ($B)	$473	$470
Average UPB ($B)	$464	$470
60+ day delinquency rate	5%	4%
Annualized CPR	18%	14%
Annualized CPR, net of recapture	15%	11%
Modifications and workouts	14,530	15,574

From the increased interest rate environment, prepayment speeds for the quarter declined to 14% for the overall platform or 11% if the impact of recapture is included. In addition, Nationstar’s 60-plus day delinquency rate decreased to 4% in the quarter as a result of completing more than 15,574 workouts and the boarding of lower delinquency portfolios. The continued reduction in delinquency rates and the future decline in prepayment speeds will ultimately benefit servicing cash flows through the extension of the duration of servicing assets.

We presently have approximately $155 billion UPB scheduled to board throughout 2017. The portfolios are primarily subservicing portfolios with low levels of delinquency, attractive returns and provide an opportunity for Nationstar to offer a variety of corresponding mortgage solutions. Subserviced loans contribute less revenue, but generate higher margin and significantly higher return on equity due to the limited capital deployed. While expenses may be elevated in the short-term as we prepare to board the portfolios, we remain confident in achieving adjusted servicing profitability of 5 basis points or higher on average for full year 2017 through continued expense management and strong portfolio performance.

Originations Segment

The Originations segment posted $25 million GAAP pretax income or $27 million adjusted pretax income in the first quarter. Adjusted pretax income was down quarter-over-quarter due to the imbalance of pull through adjusted locked volume to funded volume caused by the significant change in interest rates in the prior quarter. We recognize revenue on locked volumes and incur expenses associated with funded volumes. We appropriately scaled operations for expected future volume and have already realized the benefits beginning in March. In March, we achieved a balance of pull through adjusted locked and funded volume of approximately $1.4 billion, and at the same time have maintained margins earning $15 million income before taxes.

	Quarter Ended
($ in millions)	Q4'16	Q1'17
Adjusted Pretax Income:
Income before taxes (GAAP)	$31	$25
Non-recurring	12	2
Adjusted pretax income	$43	$27

Adjusted pretax income margin	27%	19%

The originations platform continues to replenish the MSR portfolio at attractive rates of return. Nationstar funded $4.6 billion of volume during the quarter driven by the consumer direct channel which accounted for over 71% of the volume. In addition, we saw meaningful increases in the recapture percentage which increased to 32%.

	Quarter Ended
($ in millions)	Q4'16	Q1'17
Total pull through adjusted lock volume	$4,870	$3,805
Funded volume	$5,338	$4,632
Recapture percentage	28%	32%
Purchase volume as a percentage of funded volume	19%	20%

The Company continues to believe that significant refinance and purchase opportunities exist within our growing servicing portfolio.

Xome Segment

Xome delivered $13 million GAAP pretax income in the first quarter. Earnings declined due to lower property listing sales and completed service orders. Reduced volume from existing third-party customers due to seasonality and the current interest rate environment attributed to the service order decline.

	Quarter Ended
($ in millions)	Q4'16	Q1'17
Adjusted Pretax Income:
Income before taxes (GAAP)	$16	$13
Non-recurring	2	—
Adjusted pretax income	$18	$13

Adjusted pretax income margin	19%	15%

	Quarter Ended
	Q4'16	Q1'17
Property listings sold	3,687	3,414
REO listings at period end	4,669	4,382
Xome services completed orders	139,691	119,750
Percentage of revenue earned from third-party customers	44%	39%

During the quarter, we made significant progress to increase our future property listings and services order volume that should generate earnings improvement in the upcoming quarters. The Company launched our referral program with a leading "sale-by-owner" platform which will provide homeowners with an outlet for their listings as well as access to key Xome features including its exchange platform, real-estate agent panel, and transaction-related services. In addition, we are expanding our white-label search capabilities to a greater share of the mortgage market. Furthermore, we continue to see progress in the addition of new clients across the segments as well as increasing capture with existing clients.

Capital & Liquidity

The Company maintained a robust capital position with ratios well above current regulatory guidelines. The Company's sustained operating cash flows generated throughout the quarter allowed the Company to purchase $46 million of unsecured senior notes due between 2018 and 2022. The Company is authorized to repurchase up to $100 million of common stock pursuant to the previously-announced stock repurchase program.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on May 4, 2017 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally, five minutes prior to the scheduled start of the call. Please use the participant passcode 8358601 to access the conference call.

A simultaneous audio webcast of the conference call will be available on the Shareholder Relations section of http://www.mynationstar.com. Please click on the May 4, 2017 Conference Call link to access the call. A replay will also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 8358601 to access the replay. The replay will be accessible through May 18, 2017.

Non-GAAP Financial Measures

The Company utilizes non-GAAP (or “adjusted”) financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Adjusted earnings (loss) eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Adjusted earnings (loss) also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding our growth prospects, Servicing segment's profitability and expected boardings, Originations refinancing and purchase opportunities and earnings improvement for Xome. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per share data)

	Quarter Ended
	December 31, 2016	March 31, 2017
Revenues:
Service related, excluding MTM	$326	$321
Total MTM	290	(38)
Net gain on mortgage loans held for sale	173	144
Total revenues	789	427

Total expenses	412	372

Other income (expense):
Interest income	112	139
Interest expense	(172)	(190)
Other expense	—	(1)
Total other expense, net	(60)	(52)
Income before income tax expense	317	3
Income tax expense	119	1
Net income	198	2
Less: net loss attributable to noncontrolling interests	—	—
Net income attributable to Nationstar	$198	$2

Earnings per share attributable to common stockholders:
Basic	$2.02	$0.02
Diluted	$2.01	$0.02
Weighted average shares of common stock outstanding
Basic	98	98
Diluted	99	99

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2016	March 31, 2017
		(Unaudited)
Assets
Cash and cash equivalents	$489	$443
Restricted cash	388	304
Mortgage servicing rights at fair value	3,166	3,173
Advances and other receivables, net	1,749	1,580
Reverse mortgage interests, net	11,033	10,849
Mortgage loans held for sale at fair value	1,788	1,476
Mortgage loans held for investment, net	151	150
Property and equipment, net	136	136
Derivative financial instruments at fair value	133	82
Other assets	560	552
Total assets	$19,593	$18,745

Liabilities and stockholders' equity
Unsecured senior notes, net	$1,990	$1,944
Advance facilities, net	1,096	931
Warehouse facilities, net	2,421	2,413
Payables and accrued liabilities	1,470	1,221
MSR related liabilities - nonrecourse at fair value	1,241	1,209
Mortgage servicing liabilities	48	49
Derivative financial instruments at fair value	13	14
Other nonrecourse debt, net	9,631	9,277
Total liabilities	17,910	17,058
Total stockholders' equity	1,683	1,687
Total liabilities and stockholders' equity	$19,593	$18,745

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(dollars in millions, except per share data)

	Quarter ended December 31, 2016
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Revenues:
Service related, net	$528	$15	$97	$1	$(25)	$616
Net gain on mortgage loans held for sale	—	148	—	—	25	173
Total revenues	528	163	97	1	—	789
Total expenses	(156)	(133)	(81)	(42)	—	(412)
Other income (expense):
Interest income	93	15	—	4	—	112
Interest expense	(117)	(14)	—	(41)	—	(172)
Total other income (expense)	(24)	1	—	(37)	—	(60)
Pretax income (loss)	$348	$31	$16	$(78)	$—	317

Income tax expense						(119)
Noncontrolling interest						—
Net income attributable to Nationstar						$198
Earnings per share
Basic						$2.02
Diluted						$2.01

Adjusted Earnings:
Pretax income (loss)	$348	$31	$16	$(78)	$—	$317
MTM	(290)	—	—	—	—	(290)
Non-recurring expenses	—	12	2	15	—	29
Adjusted pretax income	$58	$43	$18	$(63)	$—	56
Income tax expense						(21)
Adjusted earnings						$35
Adjusted EPS						$0.36

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(dollars in millions, except per share data)

	Quarter ended March 31, 2017
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Revenues:
Service related, net	$200	$16	$85	$1	$(19)	$283
Net gain on mortgage loans held for sale	—	125	—	—	19	144
Total revenues	200	141	85	1	—	427
Total expenses	(158)	(117)	(72)	(25)		(372)
Other income (expense):
Interest income	120	14	—	5	—	139
Interest expense	(136)	(13)	—	(41)	—	(190)
Other expense	—	—	—	(1)	—	(1)
Total other income (expense)	(16)	1	—	(37)	—	(52)
Pretax income (loss)	$26	$25	$13	$(61)	$—	3

Income tax expense						(1)
Noncontrolling interest						—
Net income attributable to Nationstar						$2
Earnings per share
Basic						$0.02
Diluted						$0.02

Adjusted Earnings:
Pretax income (loss)	$26	$25	$13	$(61)	$—	$3
MTM	38	—	—	—	—	38
Non-recurring expenses	2	2	—	2	—	6
Adjusted pretax income	$65	$27	$13	$(58)	$—	47
Income tax expense						(18)
Adjusted earnings						$29
Adjusted EPS						$0.30

Note: Items may not sum due to rounding

CONTACT:
Nationstar Mortgage Holdings Inc.
Megan Portacci, 469-426-3118